Exhibit 99.2

Summary of Bonus Program for Certain Executive Officers

On March 8, 2007, the Compensation Committee of the Board of Directors of World Heart Corporation (the “Company”), as confirmed by the Board of Directors of the Company, approved the grant of stock options, cash performance bonuses and performance shares to certain of the Company’s executive officers.  The stock options and performance shares were awarded pursuant to the terms and conditions of the Company’s 2006 Equity Incentive Plan (the “Plan”) and forms of applicable agreements under the Plan.  The following is a summary description of the terms and conditions with respect to the cash performance bonuses and performance shares:

Performance Bonuses:

			Performance Shares
			(common share
Executive Officer	Total Award ($)	Cash Portion of Award($)	equivalents payable in stock)
Jassawalla, Jal S.	$138,840	$34,710	253,976
Khanwilkar, Pratap	$68,640	$17,160	125,561
Miller, Phillip	$66,560	$16,640	121,756
Vajda, John	$46,800	$11,700	85,610
Jansen, Piet	$85,280	$21,320	156,000

Performance bonuses are earned upon the achievement of certain performance milestones relevant to the Company’s business.  The performance milestones are based generally on product development, clinical trials, revenue and financing goals.  If the performance goals applicable to the executive officer are achieved, the executive officer is eligible to receive the total award.  The total award is paid twenty-five percent (25%) in cash and seventy-five percent (75%) in the Company’s common shares (determined by dividing the cash equivalent of the bonus by the price per share on the day before the date of grant), as described in the table above.  The cash and stock payments are fully vested when paid, which shall be as soon as possible after the Compensation Committee determines that the performance goals have been achieved, but no later than March 15, 2008.  If the performance goals are not achieved on or before December 31, 2007, then no performance bonuses will be paid.